AMENDMENT NO. 3 TO MASTER SERVICES AGREEMENT

THIS Amendment NO. 3 TO MASTER SERVICES AGREEMENT (this “Amendment”), effective as of January 1, 2026, by and among Diamond Hill Capital Management Inc., an Ohio corporation (the “Administrator”), and Ultimus Fund Solutions, LLC, an Ohio limited liability company (“Ultimus”) (collectively, the “Parties”).

WHEREAS, the Parties entered into that certain Master Services Agreement dated May 31, 2016, as amended (the “Agreement”); and

WHEREAS, the Parties desire to amend the Agreement as described herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the Parties agree as follows:

1.	Amendments.

(a)	Sub-Fund Administration Addendum to the Agreement hereby is deleted in its entirety and replaced with Sub-Fund Administration Addendum attached hereto, as the same may be amended from time to time.

(b)	Amended Sub-Fund Accounting and Sub-Fund Administration Fee Schedule to the Agreement hereby is deleted in its entirety and replaced with Amended Sub-Fund Accounting and Sub-Fund Administration Fee Schedule attached hereto, as the same may be amended from time to time.

2.	Miscellaneous.

(a)	Except as amended hereby, the Agreement shall remain in full force and effect.

(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer as of the date and year first above written.

DIAMOND HILL CAPITAL MANAGEMENT INC.		ULTIMUS FUND SOLUTIONS, LLC

By:	/s/ Thomas E. Line	By:	/s/ Gary Tenkman
Name:	Thomas E. Line	Name:	Gary Tenkman
Title:	Chief Financial Officer	Title:	Chief Executive Officer

Sub-Fund Administration Addendum

For

Diamond Hill Capital Management, Inc.

This Addendum, dated January 1, 2026, is between Diamond Hill Capital Management, Inc. (the “Administrator”), on behalf of the Funds listed on Schedule A to the Master Services Agreement, and Ultimus Fund Solutions, LLC (“Ultimus”).

Sub-Fund Administration Services

1.	Regulatory Reporting

Ultimus shall provide the Trust with regulatory reporting services, including:

1.1.	prepare, in consultation with Trust counsel, and supervise the filing of annual updates to prospectuses and statements of additional information in the Trust’s registration statements;

1.2.	prepare and file with the SEC (i) reports for the Trust on Forms N-CSR, N-Q and N-SAR, (ii)Form N-PX, and (iii) all required notices pursuant to Rule 24f-2 under the 1940 Act;

1.3.	prepare and file with the SEC the reports for the Trust on Forms N-CEN and N-PORT should those forms become required during the term of the Master Services Agreement.

1.4.	prepare such reports, notice filing forms and other documents (including reports regarding the sale and redemption of shares of the Trust as may be required in order to comply with federal and state securities laws) as may be necessary or desirable to make notice filings relating to the Trust’s shares with state securities authorities, monitor the sale of Trust shares or compliance with state securities laws, and file with the appropriate state securities authorities compliance filings as may be necessary or convenient to enable the Trust to make a continuous offering of its shares; and

1.5.	cooperate with, and take all reasonable actions in the performance of its duties under this Agreement, to ensure that the necessary information is made available to the SEC or any other regulatory authority in connection with any regulatory audit of the Trust or any Fund.

2.	Shareholder Communications

Ultimus shall develop and prepare, with the assistance of the Trust’s investment adviser(s) and other service providers, communications to shareholders, including the annual and semiannual reports to shareholders, coordinate the printing and mailing of prospectuses, notices and other reports to Trust shareholders.

3.	Corporate Governance

Ultimus shall provide the following services to the Trust and its Funds:

3.1.	Provide individuals reasonably acceptable to the Trust’s Board of Trustees (the “Board”) to serve as officers of the Trust, who will be responsible for the management of certain of the Trust’s affairs as determined and under the supervision by the Board;

3.2.	coordinate the acquisition of and maintain fidelity bonds and directors and officers/errors and omissions insurance policies for the Trust in accordance with the requirements of the 1940 Act and as such bonds and policies are approved by the Board; and

3.3.	coordinate meetings of, prepare materials for, attend, and write minutes of the Board’s quarterly meetings.

4.	Other Services

Ultimus shall provide all necessary office space, equipment, personnel, and facilities for handling the affairs of the Trust; and shall provide such other services as the Administrator may reasonably request that Ultimus perform consistent with its obligations under the Master Services Agreement and this Fund Administration Addendum:

4.1.	administer contracts on behalf of the Trust with, among others, the Trust’s investment adviser(s), distributor, custodian, transfer agent and fund accountant;

4.2.	assist the Trust, each Fund’s investment adviser(s) and the Trust’s Chief Compliance Officer in monitoring the Trust and its Funds for compliance with applicable limitations as imposed by the 1940 Act and the rules and regulations thereunder or set forth in the Trust’s or any Fund’s then current prospectus or statement of additional information;

4.3.	perform all reasonable and customary administrative services and functions of the Trust to the extent such administrative services and functions are not provided to the Trust by other agents of the Trust;

4.4.	furnish advice and recommendations with respect to other aspects of the business and affairs of the Trust, as the Administrator and Ultimus shall determine desirable;

4.5.	prepare and maintain the Trust’s operating budget to determine proper expense accruals to be charged to each Fund in order to calculate its daily net asset value;

4.6.	prepare, or cause to be prepared, expense and financial reports, including Fund budgets, expense reports, pro-forma financial statements, expense and profit/loss projections and fee waiver/expense reimbursement projections on a periodic basis;

4.7.	assist the Trust’s independent public accountants with the preparation and filing of the Trust’s tax returns, Form W-2P, and Form 5498 to appropriate shareholders, with copies to the Internal Revenue Service. Ultimus will also research and calculate the qualified dividend rate for income and short term capital gain distributions and produce supplemental tax information letters for each Fund;

4.8.	advise the Trust and its Board on matters concerning the Trust and its affairs including making recommendations regarding dividends and distributions;

4.9.	respond to surveys from industry publications and ensure consistency;

4.10.	prepare monthly/quarterly portfolio statistics for reporting and marketing;

4.11.	provide financial materials for Board and management meetings;

4.12.	administer all disbursements for a Fund; and

4.13.	upon request, assist each Fund in the evaluation and selection of other service providers, such as independent public accountants, printers, and EDGAR providers.

For special cases, the parties hereto may amend the procedures or services set forth in this Agreement as may be appropriate or practical under the circumstances, and Ultimus may conclusively assume that any special procedure or service which has been approved by the Trust does not conflict with or violate any requirements of its Agreement and Declaration of Trust or then current prospectuses, or any rule, regulation or requirement of any regulatory body.

Sub-Fund Administration Addendum January 1, 2026	Page 2 of 4

5.	Board Governance Items

5.1.	Creation of board book/electronic posting of materials received from various sources.
5.2.	Coordination of trustee fee payments.
5.3.	Drafting and provision of resolutions outside of the current inventory of Administrator’s resolutions.
5.4.	Coordinate the process for quarterly board material requests and collection.

6.	Regulatory Support Items

6.1.	Draft Form 485(a) and Form 485(b) filings
6.2.	Draft Form 485(b) and Form 486(b) filings
6.3.	Coordinate notice filing/mailing of Form N-2
6.4.	Draft Form 424(b)(3)
6.5.	Draft 497(c) or (j) filling
6.6.	Coordinate filing of summary prospectuses
6.7.	Coordinate mailing of summary prospectuses and prospectus supplements
6.8.	Draft Pre or DEF proxy filings (if needed)
6.9.	Draft information statements
6.10.	Draft Form N-RN
6.11.	File Form 17g-1 filing as provided by Administrator
6.12.	24f-2 Filings
6.13.	Coordinate the print and mailing of annual and semi-annual reports
6.14.	Coordinate the Quarterly repurchase offer drafting, filing and mailing
6.15.	Coordinate EdgarNext maintenance with FilePoint
6.16.	Coordination with FilePoint the posting of regulatory documents on website
6.17.	Coordination of the update process for 485(b) and 486(b) including data requests, reviews, etc.
6.18.	Coordination of filing SEC correspondence

7.	Tax Matters

Ultimus does not provide tax advice. Nothing in the Master Services Agreement or this Fund Administration Addendum shall be construed or have the effect of rendering tax advice. It is important that the Trust or a Fund consult a professional tax advisor regarding its individual tax situation.

8.	Legal Representation

Notwithstanding any provision of the Master Services Agreement or this Fund Administration Addendum to the contrary, Ultimus will not be obligated to provide legal representation to the Trust or any Fund, including by attorneys that are employees of Ultimus. The Administrator acknowledges that in-house Ultimus attorneys exclusively represent Ultimus and rely on outside counsel retained by the Trust to review all services provided by in-house Ultimus attorneys and to provide independent judgment on the Trust’s behalf. The Trust acknowledges that because no attorney-client relationship exists between in-house Ultimus attorneys and the Trust, any information provided to Ultimus attorneys may not be privileged and may be subject to compulsory disclosure under certain circumstances. Ultimus represents that it will maintain the confidentiality of information disclosed to its in-house attorneys on a best effort basis.

Sub-Fund Administration Addendum January 1, 2026	Page 3 of 4

9.	Review of IT Security

Ultimus shall conduct an annual independent review of its IT security and allow the Administrator to review both the results of the annual independent review and the Agreed Upon Procedures (“AUPs”) being performed. Ultimus will respond to any findings or recommendations from the independent review and provide that response to the Administrator.

The parties duly executed this Sub-Fund Administration Addendum as of January 1, 2026.

	Diamond Hill Capital Management, Inc.		Ultimus Fund Solutions, LLC

By:	/s/ Thomas E. Line	By:	/s/ Gary R. Tenkman
Name:	Thomas E. Line	Name:	Gary R. Tenkman
Title:	Chief Financial Officer	Title:	Chief Executive Officer

Sub-Fund Administration Addendum January 1, 2026	Page 4 of 4